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Exhibit 23.2

Consent of Independent Public Accountants

        As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated April 13, 2001, which includes an explanatory paragraph that describes an accounting change discussed in Note 2 to the consolidated financial statements, covering the audited consolidated financial statements of Acrodyne Communications, Inc. and subsidiary as of and for the year ended December 31, 2000 included in Sinclair Broadcast Group, Inc.'s Form 10-K for the year ended December 31, 2001 and to all references to our Firm in this Registration Statement.

/s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
May 2, 2002

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Consent of Independent Public Accountants